UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2007

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                       Costs Associated with Exit or Disposal Activities

On April 30, 2007, the Board of Directors of Maui Land & Pineapple Company, Inc. (the “Company”) approved a plan to cease the processing of solid-pack pineapple products effective as of June 30, 2007.  The Company will continue to process pineapple juice and will be increasing its fresh fruit packing operations.  The decision to exit from the solid-pack operations was based on the rising costs of fuel, materials and labor, and the competitive forces of a global economy that have made the operation unprofitable.

The shut-down of the solid-pack processing operations is expected to result in the elimination of approximately 120 jobs, primarily bargaining unit positions or approximately 11% of the Company’s total workforce.  The last day of work for most of the affected employees will be June 30, 2007 and some of the affected employees may be offered positions in the Company’s fresh fruit operations.

The Company estimates that it will have cash expenditures of approximately $1.6 million for severance payments as currently established by the contract with the International Longshore & Warehouse Union.  Additional one-time termination benefits are currently being negotiated with the union and the Company is not currently able to estimate such cost, but they are not expected to be material.  The Company estimates that non-cash charges for the write off of fixed assets, materials and supplies will total approximately $2.5 million.  The Company has not yet determined the effect on its pension and other post-retirement plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: May 3, 2007	By:	/S/ ROBERT I. WEBBER
Robert I. Webber
Chief Financial Officer/Senior Vice President Business Development
(Principal Financial Officer)